[NOTIFY] 72731,737
                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

              ____________________________________


                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): June 25, 1997


                       CARNIVAL CORPORATION
        (Exact name of registrant as specified in its charter)


Republic of Panama           1-9610                 59-1562976
(State or other     (Commission File Number)  ( I.R.S. Employer
jurisdiction of                               Identification No.)
incorporation)


3655 N.W. 87th Avenue, Miami, Florida                  33178-2428
(Address of principal executive offices)              (zip code)



Registrant's telephone number, including area code:(305) 599-2600

                          Not applicable
   (Former name or former address, if changed since last report)








Item 5.     Other Events.

            On June 25, 1997, Carnival Corporation (the
"Company") announced that it had sent a proposal to the Chandris Group and Overseas Shipholding Group, Inc., the two stockholders of Celebrity Cruise Lines Inc. ("Celebrity"), indicating its willingness to purchase Celebrity for $525 million, subject to board approval and successful completion of due diligence. At the option of Celebrity, the purchase price may be paid in cash or a combination of cash and Class A Common Stock of the Company (in the same proportion as the announced transaction with Royal Caribbean International). The Company indicated it may consider increasing the purchase price if it can identify additional value in Celebrity. The Company also indicated its willingness to work with Celebrity and its stockholders on an expedited basis to perform due diligence, to finalize its proposal and to enter into a definitive acquisition agreement on customary terms and conditions (including regulatory approvals).

            The Company has not entered into any agreement concerning a possible acquisition of Celebrity. No assurance can be given that there will be a response to the Company's proposal, that any agreement relating to the purchase of Celebrity will be entered into or that an acquisition of Celebrity by the Company will be consummated.

            On June 25, 1997, the Company issued the press release attached hereto as Exhibit 99.1. On June 25 and June 23,
1997, the Company sent the letters attached hereto as Exhibits
99.2 and 99.3, respectively, to the two stockholders of Celebrity. The press release and such letters are incorporated herein by reference.


Item 7.     Exhibits


Exhibit Number
(Referenced to Item 601
Of Regulation S-K)          Description of Exhibit
  99.1                  Press Release, dated as of June 25, 1997
  99.2                  Letter, dated June 25, 1997
  99.3                  Letter, dated June 23, 1997

                           Signatures


            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date: June 26, 1997


                                        CARNIVAL CORPORATION



                                    By: /s/ Gerald R. Cahill
                                       Gerald R. Cahill
                                       Vice-President Finance

EXHIBIT INDEX


Exhibit Number              Description of Exhibit
  99.1                  Press Release, dated as of June 25, 1997
  99.2                  Letter, dated June 25, 1997
  99.3                  Letter, dated June 23, 1997
